Exhibit 99.1

November 1, 2011

AmTrust Financial Services, Inc. Reports Third Quarter Operating Earnings (1) of
$42.2 Million and Net Income of $35.1 Million
Book Value per Share of $13.97, Up 16.2% since Year-end 2010

Third Quarter 2011 Financial Highlights

•	Operating diluted EPS (1) of $0.68 ($0.06 attributable to gain on life settlement contracts) compared to $0.58 in the third quarter 2010

•	Annualized operating return on equity of 20.3%(1) and annualized return on equity of 16.9%

•	Gross written premium of $561.2 million, up 65.5%, and net earned premium of $288.8 million, up 51.3% from third quarter 2010

•	Commission and other revenues of $84.6 million, up 7.4% from third quarter 2010

•	Operating earnings (1) of $42.2 million, up 18.1% from third quarter 2010

•	Net income of $35.1 million compared to $39.3 million from third quarter 2010

•	Diluted EPS of $0.57 compared to $0.64 in the third quarter 2010

•	Combined ratio of 89.3% compared to 86.3% in the third quarter 2010

•	YTD annualized operating return on equity of 23.8%(1) and annualized return on equity of 22.4%

•	YTD gross written premium of $1.56 billion, up 44.0%, and net earned premium of $737.5 million, up 37.8% over the first nine months of 2010

•	YTD operating earnings(1) of $138.8 million, up 33.6% from the first nine months of 2010

•	YTD operating diluted EPS(1) of $2.25 ($0.39 attributable to gain on life settlement contracts) compared with $1.72 in the first nine months of 2010

•	YTD net income of $130.4 million, up 19.9% from the first nine months of 2010

•	YTD diluted EPS of $2.12 compared with $1.80 in the first nine months of 2010

•	YTD combined ratio of 89.0% compared to 84.4% in the first nine months of 2010

•	Book value per share of $13.97, up from $12.03 at year-end 2010

(New York) – AmTrust Financial Services, Inc. (Nasdaq: AFSI) today reported third quarter 2011 operating earnings (1) of $42.2 million, or $0.68 per diluted share up from $35.7 million, or $0.58 per diluted share, in the third quarter of 2010.  Net income totaled $35.1 million, or $0.57 per diluted share for the third quarter of 2011 up from $39.3 million, or $0.64 per diluted share in the third quarter of 2010.

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During the first nine months of 2011, operating earnings (1) totaled $138.8 million, or $2.25 per diluted share, up from $103.8 million, or $1.72 per diluted share, in the first nine months of 2010.  Net income totaled $130.4 million or $2.12 per diluted share, up from $108.8 million or $1.80 per diluted share, in the first nine months of 2010.

Third Quarter 2011 Results

Total revenue of $373.4 million increased $103.8 million, or 38.5%, from $269.6 million in the third quarter of 2010. Gross written premium of $561.2 million rose $222.1 million, or 65.5%, from third quarter 2010. Net written premium of $321.9 million increased $139.1 million, or 76.1%, from $182.8 million in the third quarter of 2010. Net earned premium of $288.8 million increased $98.0 million, or 51.3%, from $190.9 million in the third quarter of 2010.

Commission and other revenues of $84.6 million increased $5.8 million, or 7.4%, from third quarter 2010 and represented 22.6% of total revenue. The combined ratio totaled 89.3% compared with 86.3% in the third quarter of 2010.

Ceding commissions, primarily related to the quota-share agreements with Maiden Holdings, Ltd. (“Maiden”), totaled $40.7 million, up 7.5% from $37.9 million a year ago. During the quarter, AmTrust ceded $173.2 million of gross written premium and $160.2 million of earned premium to Maiden compared to $109.5 million of gross written premium and $120.6 million of earned premium ceded in the third quarter of 2010.

Total service and fee income of $28.8 million increased 28.5% from $22.4 million in the third quarter of 2010 and included $4.2 million from related parties compared with $3.3 million in the third quarter of 2010.

Investment income, excluding net realized gains and losses, totaled $14.5 million, an increase of 32% from $11.0 million in the third quarter of 2010. 2011 third quarter results also include net realized investment gains of $550,000, or $360,000 after-tax, on certain fixed income and equity investments compared with  $7.5 million, or $4.8 million after-tax, in the third quarter of 2010.

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Gain on life settlements, including non-controlling interest, was $6.8 million for the third quarter of 2011.  The gain included a net benefit of $7.1 million from a mortality event partially offset by a net increase in life settlement reserves of $300,000.  Operating earnings (1) included $3.4 million, net of non-controlling interest, related to gains on life settlement contracts.

Loss and loss adjustment expense totaled $185.4 million, an increase of $64.9 million from $120.4 million in the third quarter of 2010 and resulted in a loss ratio of 64.2% compared with 63.1% for the third quarter of 2010.

Acquisition costs and other underwriting expense of $113.3 million increased $31.1 million from the third quarter of 2010. Acquisition costs and other underwriting expenses less ceding commissions totaled $72.5 million compared with $44.2 million in the year ago quarter. The expense ratio was 25.1%, up from 23.2% in the third quarter of 2010.

Other expense of $24.0 million increased $3.8 million from $20.2 million in the third quarter of 2010.

Year-to-Date 2011 Results

Total revenue of $971.2 million increased $251.4 million, or 34.9%, from $719.8 million in the first nine months of 2010. Gross written premium of $1.56 billion rose $477.8 million, or 44%, compared to $1.09 billion a year ago. Net written premium of $931.6 million increased $363.0 million, or 63.8%, from $568.6 million in the first nine months of 2010. Net earned premium of $737.5 million increased $202.2 million, or 37.8%, from $535.2 million in the first nine months of 2010.

Commission and other revenues of $233.8 million increased $49.2 million, or 26.7%, compared to the first nine months of 2010 and represented 24.1% of total revenue. The combined ratio totaled 89.0% compared with 84.4% in the first nine months of 2010.

Ceding commissions, primarily related to the quota-share agreements with Maiden, totaled $111.8 million, up 8.4% from $103.1 million a year ago. During the first nine months of 2011, AmTrust ceded $513.9 million of gross written premium and $410.8 million of earned premium to Maiden compared to $336.0 million of gross written premium and $329.3 million of earned premium ceded in the same period in 2010.

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Total service and fee income of $78.5 million increased 98.8% from $39.5 million in the first nine months of 2010 and included $12.1 million from related parties compared with $8.9 million in the first nine months of 2010.

Investment income, excluding net realized gains and losses, totaled $41.8 million, an increase of 6.6% from $39.2 million in the first nine months of 2010. 2011 year-to-date results also include net realized investment gains of $1.6 million, or $1.0 million after-tax, on certain fixed income and equity investments compared with gains of $2.7 million, or $1.8 million after-tax, in the first nine months of 2010.  Additionally, operating earnings (1) included $24.2 million, net of non-controlling interest, related to gains on life settlement contracts.

Loss and loss adjustment expense totaled $484.1 million, an increase of $152.3 million from $331.8 million in the first nine months of 2010 and resulted in a loss ratio of 65.6% compared with 62.0% for the first nine months of 2010.

Acquisition costs and other underwriting expense of $284.1 million increased $61.0 million as compared to the first nine months of 2010. Acquisition costs and other underwriting expenses less ceding commissions totaled $172.3 million compared with $120.0 million in the first nine months of 2010. The expense ratio was 23.4%, up from 22.4% in the first nine months of 2010.

Other expense of $62.8 million increased $27.0 million from $35.8 million in the first nine months of 2010, largely reflecting the effect of the Warrantech and Risk Services acquisitions during the first nine months of 2010.

Total assets of $5.4 billion increased 29.6% from $4.2 billion at December 31, 2010 and included a 31.7% increase in cash, cash equivalents and investments to $2.0 billion. AmTrust Financial shareholders’ equity of $837.9 million increased 16.9% from $716.5 million at year-end 2010.

During the first nine months of 2011, the Board of Directors declared dividends totaling $0.25 per share. As of September 30, 2011, the Company’s long-term, debt-to-capitalization ratio was 17.1% compared with 16.8% at year-end 2010.

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(1) References to operating earnings, operating diluted EPS, and operating return on equity are non-GAAP financial measures defined by the Company as results excluding after-tax net realized investment gains and losses on securities, non-cash amortization of certain intangible assets, foreign currency transaction gain and loss, bargain purchase gain and gain on investments in unconsolidated subsidiary. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

Conference Call:
On November 1, 2011 at 9 a.m. ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results via a conference call and webcast that may be accessed as follows:

Toll-Free Dial-in:	877.755.7421
Toll Dial-in (Outside the U.S):	973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the conference call will be available at approximately 12:00 p.m. ET Tuesday, November 1, 2011 through November 8, 2011. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 19862328, or access http://ir.amtrustgroup.com/events.cfm.

For more information, please contact:

AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
Hilly Gross
New York, New York
646.220.7023
beth.malone@amtrustgroup.com

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, successful integration of acquired businesses, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, difficulties with technology, heightened competition, changes in pricing environments, and changes in asset valuations.  The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.
AFSI-F

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Gross written premium	$561,222	$339,084	$1,563,711	$1,085,957

Premium income
Net written premium	$321,903	$182,837	$931,603	$568,644
Change in unearned premium	(33,055)	8,048	(194,135)	(33,398)
Net earned premium	288,848	190,885	737,468	535,246

Ceding commission (primarily related party)	40,732	37,903	111,830	103,109
Service and fee income	28,815	22,418	78,546	39,505
Investment income, net	14,456	10,952	41,815	39,237
Net realized gains (loss)	550	7,460	1,581	2,701
Commission and other revenues	84,553	78,733	233,772	184,552

Total revenue	373,401	269,618	971,240	719,798

Loss and loss adjustment expense	185,352	120,432	484,056	331,763
Acquisition costs and other underwriting expense	113,270	82,152	284,084	223,077
Other expense	24,045	20,210	62,805	35,780
	322,667	222,794	830,945	590,620

Income before other, provision for income taxes, equity in earnings
of unconsolidated subsidiaries and non-controlling interest	50,734	46,824	140,295	129,178

Other income (expense):
Foreign currency gain (loss)	(4,063)	(141)	(1,827)	(103)
Interest expense	(3,946)	(3,410)	(12,034)	(10,045)
Bargain purchase on Majestic transaction	2,665	-	2,665	-
Income from life settlement contracts	6,822	11,855	48,346	11,855
	1,478	8,304	37,150	1,707

Income before provision for income taxes, equity in earnings	52,212	55,128	177,445	130,885
of unconsolidated subsidiaries and non-controlling interest

Provision for income taxes	(13,182)	(13,935)	(29,508)	(37,942)
Equity in earnings of unconsolidated subsidiaries (related parties)	(447)	4,030	6,753	21,803
Non-controlling interest	(3,487)	(5,927)	(24,249)	(5,927)
Net income	$35,096	$39,296	$130,441	$108,819

Operating earnings (3)	$42,199	$35,736	$138,755	$103,846

Earnings per common share:
Basic earnings per share	$0.59	$0.65	$2.18	$1.82
Diluted earnings per share	$0.57	$0.64	$2.12	$1.80
Operating diluted earnings per share (4)	$0.68	$0.58	$2.25	$1.72

Weighted average number of basic shares outstanding	59,955	59,490	59,802	59,420
Weighted average number of diluted shares outstanding	61,884	60,375	61,505	60,270

Combined ratio	89.3%	86.3%	89.0%	84.4%

Return on equity	16.9%	23.5%	22.4%	22.9%
Operating return on equity (5)	20.3%	21.1%	23.8%	21.4%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$-	$(4,051)	$(345)	$(21,196)
Impairments recognized in other comprehensive income	-	-	-	-
	-	(4,051)	(345)	(21,196)
Net realized gains on sale of investments	550	11,511	1,926	23,897
Net realized gains	$550	$7,460	$1,581	$2,701

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

Cash, cash equivalents and investments	$2,037,330	$1,558,961
Premiums receivables	847,410	727,561
Goodwill and intangible assets	292,730	197,826
Total assets	5,419,349	4,182,453
Loss and loss expense reserves	1,782,953	1,263,537
Unearned premium	1,274,562	1,024,965
Trust preferred securities	123,714	123,714
AmTrust's stockholders' equity	$837,916	$716,514

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010

Reconciliation of net income to operating earnings:
Net income	$35,096		$39,296		$130,441		$108,819
Less: Net realized gains (loss) net of tax	358		4,849		1,028		1,756
Gain on investment in unconsolidated subsidiary net of tax (1)	(2,349)		-		(2,349)		6,792
Gain on Majestic transaction net of tax (2)	1,732		-		1,732		-
Foreign currency transaction gain ( loss)	(4,063)		(141)		(1,827)		(103)
Non cash amortization of certain intangible assets	(2,781)		(1,148)		(6,898)		(3,472)
Operating earnings (3)	$42,199		$35,736		$138,755		$103,846

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.57		$0.64		$2.12		$1.80
Less: Net realized gains (loss) net of tax	-		0.08		0.02		0.03
Gain on investment in unconsolidated subsidiary net of tax	(0.04)		-		(0.04)		0.11
Gain on Majestic transaction net of tax	0.03		-		0.03		-
Foreign currency transaction gain and loss	(0.06)		-		(0.03)		-
Non cash amortization of certain intangible assets	(0.04)		(0.02)		(0.11)		(0.06)
Operating diluted earnings per share (4)	$0.68		$0.58		$2.25		$1.72

Reconciliation of return on equity to operating return on equity:
Return on equity	16.9%		23.5%		22.4%		22.9%
Less: Net realized gains (loss) net of tax	0.1%		2.8%		0.2%		0.3%
Gain on investment in unconsolidated subsidiary net of tax	(1.1	) %	-%		(0.4	) %	1.4%
Gain on Majestic transaction net of tax	0.8%		-%		0.3%		-%
Foreign currency transaction gain and loss	(1.9	) %	-%		(0.3	) %	-%
Non cash amortization of certain intangible assets	(1.3	) %	(0.4	) %	(1.2	) %	(0.7	) %
Operating return on equity (5)	20.3%		21.1%		23.8%		21.9%

(1)
In 2011, the Company recorded its final purchase price adjustment related to ACAC’s 2010 purchase of GMAC’s consumer property and casualty insurance business.  The  Company originally recorded an after tax gain of $6,792 related to this acquisition in 2010.  ACAC finalized its purchase price accounting in 2011 and the impact of the Company’s gain on acquisition was reduced by $2,349 on an after tax basis.  As required under GAAP, the Company has recorded this adjustment in 2011 and included it as part of equity in earnings of unconsolidated subsidiaries (related parties), which was $(477) and $6,753 for the three and nine months ended September 30, 2011.  This purchase price adjustment is not included in the Company’s calculation of operating earnings.

(2)	The Company recorded a gain of $2,665 and after tax gain of $1,732 related to the renewal rights transaction with Majestic insurance.

(3)
Operating earnings is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gains and losses, gain on investment in unconsolidated subsidiary net of tax, certain  mortization expense and foreign currency transaction gain or loss and should not be considered an alternative to net income.  The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of Company's earnings power.  The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(4)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less after-tax net realized investment gains and losses, gain on investment in unconsolidated subsidiary net of tax, certain amortization expense and foreign currency transaction gain or loss divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share.  The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power.  The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(5)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income less net after-tax realized investment gains and losses, gain on investment  in unconsolidated subsidiary net of tax, certain amortization expense and foreign currency transaction gain or loss divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity.  The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power.  The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gross written premium
Small Commercial Business	$145,418	$107,838	$460,741	$338,140
Specialty Risk and Extended Warranty	256,493	146,155	749,743	495,799
Specialty Program	132,621	60,568	275,951	192,935
Personal Lines Reinsurance	26,690	24,523	77,276	59,083
	$561,222	$339,084	$1,563,711	$1,085,957

Net written premium
Small Commercial Business	$79,070	$56,386	$269,942	$173,875
Specialty Risk and Extended Warranty	149,238	78,377	438,963	238,642
Specialty Program	66,905	23,551	145,422	97,044
Personal Lines Reinsurance	26,690	24,523	77,276	59,083
	$321,903	$182,837	$931,603	$568,644

Net earned premium
Small Commercial Business	$89,877	$64,415	$225,772	$189,279
Specialty Risk and Extended Warranty	126,784	80,901	320,992	219,252
Specialty Program	46,947	27,379	117,855	99,172
Personal Lines Reinsurance	25,240	18,190	72,849	27,543
	$288,848	$190,885	$737,468	$535,246

Loss Ratio
Small Commercial Business	62.0%	60.9%	63.1%	60.1%
Specialty Risk and Extended Warranty	65.5%	62.5%	67.5%	61.9%
Specialty Program	64.7%	70.3%	66.6%	65.6%
Personal Lines Reinsurance	64.0%	62.5%	64.0%	62.5%
Total	64.2%	63.1%	65.6%	62.0%

Expense Ratio
Small Commercial Business	28.7%	25.6%	26.7%	24.9%
Specialty Risk and Extended Warranty	19.1%	18.4%	17.4%	17.4%
Specialty Program	30.5%	25.3%	27.5%	26.1%
Personal Lines Reinsurance	32.5%	32.5%	32.5%	32.5%
Total	25.1%	23.2%	23.4%	22.4%

Combined Ratio
Small Commercial Business	90.7%	86.5%	89.8%	84.9%
Specialty Risk and Extended Warranty	84.7%	80.9%	84.9%	79.3%
Specialty Program	95.2%	95.6%	94.1%	91.7%
Personal Lines Reinsurance	96.5%	95.0%	96.5%	95.0%
Total	89.3%	86.3%	89.0%	84.4%